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                                                                    EXHIBIT 99.3

                          SIGNAL TECHNOLOGY CORPORATION
                       CODE OF ETHICS AND BUSINESS CONDUCT

Employees of Signal Technology Corporation (the "Company" or "STC") have a professional, moral and contractual obligation to our customers, the Company and themselves to insure that they have followed the procedures, processes, policies and documents that are called out and required in the performance of their job duties. The integrity and reliability of our products and our business reputation depends on every employee's adherence to the required policies, procedures and processes.

The following has been adopted by Signal Technology Corporation as our Company's Code of Ethics and Business Conduct. It summarizes the virtues and principles that are to guide our actions in business. We expect our agents, consultants, contractors, representatives, and suppliers to be guided by them as well. We believe that high ethical standards are essential to achievement of our goals.

There are numerous resources available to assist you in meeting the challenge of performing your duties and responsibilities. There can be no better course of action for you than to apply common sense and sound judgment to the manner in which you conduct yourself. However, do not hesitate to use the resources that are available whenever it is necessary to seek clarification.

Virtues to remember and practice:

HONESTY: to be truthful, honest and forthright with one another and with our customers, communities, suppliers, and stockholders.

INTEGRITY: to say what we mean, to deliver what we promise, and to stand for what is right. To have the courage to "do the right thing" when tough issues arise.

MUTUAL RESPECT: to treat one another with the dignity and fairness appreciating the diversity of our workforce and the uniqueness of each employee.

TRUST: to build confidence through teamwork and open, candid communication.

RESPONSIBILITY: to speak up - without fear of retribution - and promptly report concerns in the workplace, including violations of laws, rules, regulations and company policies, and seek clarification and guidance whenever there is doubt.

CITIZENSHIP: to obey all laws, rules and regulations of the United States and the other countries in which we do business and to do our part to make the communities in which we live better.

WE ARE COMMITTED TO THE ETHICAL TREATMENT OF THOSE TO WHOM WE HAVE AN OBLIGATION

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For our employees we are committed to honesty, just management and fairness, providing a safe and healthy environment, and respecting the dignity due everyone.

For our customers we are committed to produce reliable products and services, delivered on time, at a fair price.

For the communities in which we live and work we are committed to acting as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our stockholders we are committed to pursuing sound growth and earning objectives and to exercising prudence in the use of our assets and resources.

For our suppliers we are committed to fair competition and the sense of responsibility required of a good customer.

Obey the Law

We will conduct our business in accordance with all applicable laws, rules and regulations. The laws, rules and regulations related to contracting with the United States government are far-reaching and complex. Compliance with applicable laws, rules and regulations does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties.

Promote a Positive Work Environment

All employees want and deserve a work place where they feel respected, satisfied, and appreciated. Harassment or discrimination of any kind and especially involving race, color, religion, gender, age, national origin, disability or veteran or martial status is unacceptable in our work place environment.

Providing an environment that supports the honesty, integrity, respect, trust, responsibility, and citizenship of every employee permits us the opportunity to achieve excellence in our work place. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a context for work that will bring out the best in all of us.

Work Safely: Protect Yourself and Your Fellow Employees

We are committed to providing a drug-free, safe and healthy work environment. Each of us is responsible for compliance with environmental, health and safety laws, rules and regulations. Observe posted warnings and regulations. Report immediately to the appropriate manager any accident or injury sustained on the job or any environmental or safety concerns you may have.

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Keep Accurate and Complete Records

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It is illegal, will not be tolerated, and will result in disciplinary action.

Record Costs Properly

Employees are responsible for ensuring that labor and material costs are accurately recorded and charged on the Company's records. These costs include, but are not limited to, normal contract work, work related to independent research and development, and bid and proposal activities.

Accurately Follow Procedures and Processes

An employee's use of signatures, initials and assigned stamps, which are affixed to Company documents and data in the performance of their job duties, certifies that the documents, procedures and processes required were followed. Signatures, initials and assigned stamps affixed to a document also certify that the information or data entered or required on these documents is accurate and complete to the best of the employee's knowledge.

- Each employee is required to affix his or her signature, initials or stamp to Company documents where the employee has performed the related data taking per the required processes and procedures and is authorized to do so or where the employee has witnessed the required procedure and process being performed for the document and data entered and has first hand knowledge of the data and information integrity or where the employee may be verifying that prior process steps and procedures were signed, initialed, stamped or completed.

- Employees who are directed by other employees, customers or government representatives to enter known false or inaccurate information and data on process forms or product documentation are required to refuse this direction and to immediately inform their supervisor or manager and the President or Human Resources manager. An employee may also confidentially report this information to Signal Technology Corporation's Ethics Officer at toll free 1-888-530-8400.

- Employees will not be disciplined or dismissed for refusing to enter information and data on process forms or documentation where they have not performed the required process they would be attesting to and where the employee has not followed the required procedure and where the employee cannot verify the information and data integrity to which they would be certifying by witnessing or other means of verification and provided that the employee has informed the President or Human

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         Resources manager of their refusal and the circumstances, or confidentially notify Signal Technology Corporation's Ethics Officer at 1-888-530-8400.

- Employees who have willfully and knowingly entered false or incorrect data and information on product, process or document forms are subject to disciplinary action and possible employment termination by the Company.

- Employees who have witnessed the entry of false or incorrect data and information on product, process or document forms (first hand knowledge) are required to immediately report their observation or first hand knowledge to their supervisor or manager and to the President or Human Resources manager or confidentially to Signal Technology Corporation's Ethics Officer at 1-888-530-8400. Failure of an employee to report as required above will subject the employee to disciplinary action and possible employment termination by the Company.

For the purpose of this Code of Ethics and Business Conduct only, the term "employees" refers to any and all full time, part time, consultants, director, officer, manager, sales representative, or any commissioned agent of the Company and any other category of individual or group who receives a salary or wage from the Company for services and tasks performed for the Company and who has the responsibility, job duty and authority of certifying the performance of the Company and process performance integrity of its products by affixing their certifying signature, initials or stamp to any procedure, process or other official Company document as a representative of the Company.

Make Appropriate Disclosure in Reports, Documents and Other Public
Communications

The Company's Chief Financial Officer, Chief Accounting Officer, Controller, employees performing similar functions and the Company's Chief Executive Officer shall provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

Know and Follow the Law When Involved in International Business

The Foreign Corrupt Practices Act (FCPA), a federal statute, prohibits offering anything of value to foreign officials for the purpose of improperly influencing an official decision. It also prohibits unlawful political contributions to obtain or retain business. Finally, it prohibits the use of false records or accounts in the conduct of foreign business. Employees involved in international operations must be familiar with the FCPA. You must also be familiar with the terms and conditions of 1976 Securities and Exchange Commission and Federal Trade Commission consent decrees resulting from past issues.

If you are not familiar with the FCPA or these consent decrees, consult with Company Management prior to negotiating any foreign transactions.

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International transfers of equipment or technology are subject to other U.S.
Government regulations like the International Traffic and Arms Regulations
(ITAR), which may contain prior approval and reporting requirements. If you participate in this business activity, you should know, understand, and strictly comply with these regulations.

It may be illegal to enter into an agreement to refuse to deal with potential or actual customers or suppliers, or otherwise to engage in or support restrictive international trade practices or boycotts.

It is also important that employees doing business in foreign countries know and abide by the laws of those countries.

Follow the Rules in Using or Working with Former Government Personnel

U.S. government laws, rules and regulations governing the employment of services from former military and civilian government personnel prohibit conflicts of interest ("working both sides of the street"). These laws, rules and regulations must be faithfully and fully observed.

Follow the Law and Use Common Sense in Political Contributions and Activities

Federal law prohibits corporations from donating corporate funds, goods or services - directly or indirectly - to candidates for federal offices. This includes employees' work time. As a matter of policy we will not make political contributions in foreign countries. We believe that as a publicly held corporation, partisan politics are best left in the hands of our employees and our stockholders. We also recognize our responsibility to support and abide by the federal and state laws, rules and regulations that prohibit corporate contributions to political parties or candidates. The prohibition against political contributions is not intended to discourage employees from engaging in political activities on their own time and at their own expense.

Carefully Bid, Negotiate, and Perform Contracts

We must comply with the laws, rules and regulations that govern the acquisition of goods and services by our customers. We will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

If you are involved in proposals, bid preparations or contract negotiations, you must be certain that all statements, communications and presentations to prospective customers are accurate and truthful. Once awarded, all contracts must be performed in compliance with specifications, requirements and clauses.

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Avoid Illegal and Questionable Gift or Favors

To Government Personnel:

Federal, state and local government departments and agencies are governed by laws, rules and regulations concerning acceptance by their employees of entertainment, meals, gifts, gratuities, and other things of value from firms and persons with whom those departments and agencies do business or over whom they have regulatory authority. It is the policy of STC to strictly comply with those laws, rules and regulations.

To Non-Government Personnel:

As long as it doesn't violate the standard of conduct of the recipient's organization, it's an acceptable practice to provide meals, refreshments, and entertainment of reasonable value in conjunction with business discussions with non-government personnel. Gifts, other than those of nominal value ($20.00 or less), to private individuals or companies are prohibited unless specifically approved by the appropriate STC President or Corporate Officer.

To Foreign Government Personnel and Public Officials:

The Company may be restricted from giving meals, gifts, gratuities, entertainment or other things of value to personnel of foreign governments and foreign public officials by the Foreign Corrupt Practices Act and by laws of foreign countries. "Any business courtesy" may not exceed $20.00.

To STC Personnel:

STC employees may accept meals, refreshments or entertainment of nominal value in connection with business discussions. While it is difficult to define "nominal" by means of a specific dollar amount, a common sense determination should dictate what would be considered lavish, extravagant, or frequent. It is the personal responsibility of each employee to ensure that his or her acceptance of such meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt by the offering party to secure favorable treatment.

STC employees are not permitted to accept funds in any form or amount, or any gift that has a retail or exchange value of $20 or more from individuals, companies, or representatives of companies having or seeking business relationships with STC. If you have any questions about the propriety of a gift, gratuity, or item of value, contact your President or the Corporate Office for guidance.

If you buy goods or services for STC or are involved in the procurement process, you must treat all suppliers uniformly and fairly. In deciding among competing suppliers, you must objectively and impartially weigh all facts and avoid even the appearance of favoritism. Established routines and procedures should be followed in the procurement of all goods and services.

Steer Clear of Conflicts of Interest

Playing favorites or having conflicts of interest - in practice or in appearance
- runs counter to the fair treatment to which we are all entitled. Avoid any relationship,

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influence, or activity that might impair, or even appear to impair, your ability to make objective and fair decisions when performing your job. When in doubt, share the facts of the situation with your supervisor, manager, President, or HR Manager. You should also notify your supervisor, manager, President or HR
Manager of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

Here are some ways a conflict of interest could arise:

- Employment by a competitor or potential competitor, regardless of the nature of the employment, while employed by STC.

- Acceptance of gifts, payment or services from those seeking to do business with STC.

- Placement of business with a firm owned or controlled by an employee or immediate family.

- Ownership of, or substantial interest in, a company which is a competitor or a supplier.

-        Acting as consultant to a STC customer or supplier.

Maintain the Integrity of Consultants, Agents, and Representatives

Business integrity is a key standard for the selection and retention of those who represent STC. Agents, representatives, or consultants must certify their willingness to comply with the Company's policies and procedures and must never be retained to circumvent our values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage in a government procurement and could result in violations of law.

Protect Proprietary Information

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their businesses. Respect these confidences.

Obtain and Use Company and Customer Assets Wisely

Proper use of Company and customer property, facilities and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse. Be cost-conscious and alert to opportunities for improving performance while reducing costs. The use of Company time, materials or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without permission, is prohibited. All employees are responsible for

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complying with requirements of software copyright licenses related to software packages used in fulfilling job requirements.

Do Not Engage in Speculative or Insider Trading

In our role as a U.S. corporation and a major government contractor, we must always be alert to and comply with the securities laws, rules and regulations.

It is against the law for employees to buy or sell Signal Technology stock based on "insider" information about or involving the Company. Play it safe, don't speculate in the securities of Signal Technology when you are aware of information affecting the company's business that has not been publicly released or in situations where trading would call your judgment into question.

This includes all varieties of stock trading such as options, puts and calls, straddles, selling short, etc. Two simple rules that can help protect you in this are: (1) don't use non-public information for personal gain, and (2) don't pass along such information to someone else who has no need to know.

This guidance also applies to the securities of other companies (suppliers, vendors, subcontractors, etc.) for which you receive information in the course of your employment at STC.

Our Goal: An Ethical Work Environment

It is the objective of each employee, as well as the Company, to operate according to the highest possible standards. As a result, we have a serious responsibility to ensure that our personal conduct is above reproach and, difficult as it may be at times we also have obligations regarding the conduct of those who work around us. In cases where you suspect violations of the standards in this Code, you are obligated to promptly bring the matter to your supervisor, Human Resources Manager or President or confidentially report it to Signal Technology Corporation's Ethics Officer at 1-888-530-8400. You may also call the Company's Ethic's Officer to report, on a confidential and anonymous basis, any concerns regarding questionable accounting or auditing matters. No adverse action or retribution of any kind will be taken against an employee because he or she reports a suspected violation or other irregularity. Such reports, as well as the identities of reporters and apparent violators, shall be treated confidentially to the maximum extent consistent with fair and rigorous enforcement of these standards.

Violations of these standards will not be tolerated, and will result in disciplinary action, from a warning up to suspension without pay, termination, or prosecution in the courts of law, as appropriate.

Any waiver of these standards for executive officers or directors may be made only by the Board of Directors of the Company or a committee thereof, and will be promptly disclosed to stockholders in order to provide them with comfort that such waivers are

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only granted where they are truly necessary and warranted and are limited and qualified so as to protect the Company to the greatest extent possible.

ACKNOWLEDGEMENT

SIGNAL TECHNOLOGY CORPORATION

Code of Ethics and Business Conduct: Our Guiding Values, Principles and Business Practices

I acknowledge that I have received the Signal Technology Corporation Code of Ethics and Business Conduct: Our Guiding Values, Principles and Business Practices. I understand that each Signal Technology Corporation employee, agent, consultant, or representative is responsible for complying with the contents of this Code as such contents pertain to their job duties.

I understand that each Signal Technology Corporation employee is responsible for reporting known or suspected violations of the guiding principles or business practices

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contained within this Code to either his or her immediate supervisor, Human
Resources Manager, President, or the Signal Technology Corporation's Ethics Officer at 1-888-530-8400.

Signature: ____________________________________________

Name(Please Print): ___________________________________

Employee Number: ______________________________________

Signal Technology Operation: __________________________

Date: _________________________________________________